Exhibit 99.1

GOLDFIELD ANNOUNCES 2014 FIRST QUARTER RESULTS
MELBOURNE, Florida, May 15, 2014 - The Goldfield Corporation (NYSE MKT: GV) today announced its earnings for the three months ended March 31, 2014. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
Revenue for the three months ended March 31, 2014, was $21.9 million compared to $22.5 million in the comparable prior year period. This small decline was attributable to the completion of the South Texas Electric Cooperative (“STEC”) project in August 2013. The revenue from STEC was largely replaced by revenue from several large projects in the Carolinas, Florida, and Texas, as well as additional revenue from our newly acquired company, C and C Power Line, Inc. (“C&C”).
Income before income taxes for the three months ended March 31, 2014, was $533,000 compared to $2.8 million in 2013. This decrease largely resulted from increases in our electrical construction operations overhead costs attributable to strengthening our supervisory personnel appropriate to our expanded operations, as well as integration expenses relating to the C&C acquisition. Also contributing to the decrease, to a lesser extent, were some unanticipated project losses caused by unusual adverse weather conditions.
Net income for the three months ended March 31, 2014, was $335,000, or $0.01 per share, compared to net income of $1.8 million, or $0.07 per share, in the comparable prior year period.
Backlog
As of March 31, 2014 our total backlog was $73.1 million, compared to $60.2 million as of March 31, 2013. We expect approximately 49.3% of this backlog to be completed during 2014.
Our total backlog as of March 31, 2013, included $15.1 million (25.0%) from the completed STEC project. Excluding the STEC project, our backlog increased 62.0% from March 31, 2013 to March 31, 2014, growing from $45.2 million to $73.1 million.
Our backlog represents the uncompleted portion of services to be performed under existing project-specific fixed-price contracts and the estimated value of future services that we expect to provide under our existing master service agreements (“MSAs”). As of March 31, 2014, MSAs had grown to 68.3% of our backlog from 52.5% as of March 31, 2013.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “We are pleased with the acquisition of C&C, a full service electrical contractor with a unionized workforce. We believe C&C will provide a platform for future growth. We are also encouraged by the growth of our backlog despite the completion of the large STEC project -- and the increase represented by MSAs. We intend to continue to focus on developing MSA business -- which generally provides longer term contracts and operating efficiencies.”

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About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our first quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue
Electrical construction	$21,519,115	$22,524,301
Other	412,130	1,762
Total revenue	21,931,245	22,526,063
Costs and expenses
Electrical construction	18,328,257	17,551,892
Other	308,304	1,762
Selling, general and administrative	1,114,227	877,765
Depreciation and amortization	1,498,904	1,144,569
Gain on sale of property and equipment	(8,004)	(2,500)
Total costs and expenses	21,241,688	19,573,488
Total operating income	689,557	2,952,575
Other income (expense), net
Interest income	7,693	5,788
Interest expense	(177,813)	(130,862)
Other income, net	13,984	13,118
Total other expense, net	(156,136)	(111,956)
Income before income taxes	533,421	2,840,619
Income tax provision	198,140	1,045,111
Net income	$335,281	$1,795,508

Net income per share of common stock — basic and diluted	$0.01	$0.07
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$7,955,879	$20,214,569
Accounts receivable and accrued billings, net	11,746,922	14,194,959
Costs and estimated earnings in excess of billings on uncompleted contracts	7,179,726	4,991,754
Income taxes receivable	508,033	452,099
Remediation insurance receivable	160,540	—
Real estate inventory	2,051,289	395,062
Residential properties under construction	—	1,616,916
Prepaid expenses	981,255	471,221
Deferred income taxes	480,804	621,632
Other current assets	191,394	74,976
Total current assets	31,255,842	43,033,188

Property, buildings and equipment, at cost, net	36,638,494	31,853,982
Deferred charges and other assets	3,890,619	2,691,818
Total assets	$71,784,955	$77,578,988

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,711,083	$7,852,337
Current portion of notes payable	6,710,961	13,046,080
Accrued remediation costs	178,400	155,667
Other current liabilities	77,525	55,846
Total current liabilities	13,677,969	21,109,930

Deferred income taxes	5,983,781	5,982,368
Accrued remediation costs	978,180	900,000
Notes payable, less current portion	19,699,921	18,485,681
Other accrued liabilities	33,091	24,277
Total liabilities	40,372,942	46,502,256
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	11,457,140	11,121,859
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	31,412,013	31,076,732
Total liabilities and stockholders' equity	$71,784,955	$77,578,988